WINLAND ELECTRONICS, INC. ANNOUNCES
FIRST QUARTER 2008 FINANCIAL RESULTS

CONTACT:	Thomas P. de Petra	Cameron Donahue
	Chief Executive Officer	Hayden Communications
	(507) 625-7231	(651) 653-1854
http://www.winland.com/

MANKATO, Minn. / May 1, 2008 / PR Newswire / Winland Electronics, Inc. (Amex: WEX), a leading designer and manufacturer of custom electronic control products and systems, today announced financial results for the first quarter ended March 31, 2008.

Net sales for the first quarter of 2008 were $7.0 million, a decrease of 24.4 percent compared to $9.3 million reported for the first quarter of 2007.  Gross profit for the first quarter of 2008 was $611,000, or 8.7 percent of sales, down from the $872,000 or 9.4 percent of sales for the first quarter of 2007. Decreased gross profit was primarily due to under utilization of fixed manufacturing costs due to lower sales volume for the quarter.

Operating expenses were $1.2 million in the first quarter of 2008, which was overall consistent with the first quarter of 2007.  The Company’s sales and marketing expense increased with the hiring of two salespeople during the past year.  In the first quarter of 2008, the Company decreased new product development spending as development work neared completion on the EnviroAlert EA800, the Company’s award winning new product released late in the first quarter.

The Company incurred a loss from operations of $569,000 for the first quarter of 2008 compared to a loss from operations of $342,000 for the same period of 2007. First quarter net loss was $380,000, or $0.10 per basic share (based on 3.6 million basic shares), compared to net loss of $267,000, or $0.07 per basic share (based on 3.6 million basic shares) for the same period last year.

Stockholders’ equity was $10.0 million as of March 31, 2008 down $0.3 million from year end.  The Company completed the first quarter of 2008 with $6.7 million in working capital, a current ratio of 3.0 to 1 and cash of $626,000.  At March 31, 2008, Winland had no balance outstanding on its bank revolving line-of-credit agreement.

Thomas de Petra, CEO, stated, “Winland’s results during the first quarter this year reflect the negative impact of a sharp decline in customer demand from two of our three largest customers, as well as the phase out of sales from two customers, who we engaged with in 2007 and whose expectations and business management systems did not align well with Winland’s.  Although the timing of these events has had a pronounced, negative effect on our company’s near-term financial performance, the drop off in sales appears largely unrelated to any macroeconomic conditions and more likely the result of normal business fluctuations and the rebalancing of certain of our customers’ inventories. Current industry data, as well as the high level of new customer business we are quoting in both the engineering and manufacturing industries, suggests ongoing EMS market resilience.”

Mr. de Petra added, “Early in the first quarter, we responded to this sales trend with discretionary expense reductions and adjustments to fixed overhead that were paired to a restructuring of our Manufacturing and Operations departments and other initiatives announced earlier this year. We believe the combined effect of the right cost structure, strong balance sheet and credit capacity, together with good early progress toward our initiatives related to program management, supply chain management, quality management, and information systems make Winland a stronger company and support our EMS growth strategy.”

Conference Call

Management will conduct a conference call to discuss its financial results for the first quarter ended March 31, 2008 today at 4:30 p.m. ET.  Interested parties may access the call by calling 1-800-762-8932 from within the United States, or 1-480-248-5085 if calling internationally, approximately five minutes prior to the start of the call. A replay will be available through May 8, 2008 and can be accessed by dialing 1-800-406-7325 (U.S.), 1-303-590-3030 (Int'l), passcode 3872728.

This call is being web cast by ViaVid Broadcasting and can be accessed at Winland Electronics' website at http://www.winland.com. The web cast may also be accessed at ViaVid's website at http://www.viavid.net. The web cast can be accessed until June 1, 2008 on either site. To access the web cast, you will need to have the Windows Media Player on your desktop. For the free download of the Media Player please visit:      http://www.microsoft.com/windows/windowsmedia/en/download/default.asp.

About Winland Electronics

Winland Electronics Inc. is a manufacturer providing a variety of products to customers within the trucking, electronic testing, medical, critical environment monitoring and bedding markets primarily in North America.  The Company operates in two business segments:  Electronic Manufacturing Services (EMS) and Proprietary Products.  EMS provides complete product realization services to OEM customers by providing value-added services which include product concept studies, product design, printed circuit board design, design for manufacturing, higher level assembly and box build, and legacy support.  Proprietary Products develops and markets an established family of environmental security products that can monitor critical environments.  The Company’s security products include simple and sophisticated microprocessor and mechanically controlled sensors and alarms that monitor and detect critical environmental changes, such as changes in temperature or humidity, water leakage and power failures.  Winland Electronics, Inc. is based in Mankato, Minnesota.

Cautionary Statements

Certain statements contained in this press release and other written and oral statements made from time to time by Winland do not relate strictly to historical or current facts.  As such, they are considered forward-looking statements, which provide current expectations or forecasts of future events.  The statements included in this release with respect to the following matters are forward looking statements; (i) that current industry data, as well as the high level of new customer business we are seeing in both the engineering and manufacturing industries, suggests ongoing EMS market resilience; and (ii) that the combined effect of the right cost structure, strong balance sheet and credit capacity, together with good early progress toward our initiatives related to program management, supply chain management, quality management, and information systems make Winland a stronger company and support our  EMS growth strategy. These statements involve a variety of risks and uncertainties, known and unknown, including, among others, the risks that (i) despite current industry data and the high level of new customer business we are seeing in the engineering and manufacturing industries, the EMS market will not continue to be resilient, and (ii) despite Winland’s cost structure, strong balance sheet and the progress we have made towards our initiates, this will not make Winland a stronger company and does not support our EMS growth strategy. Consequently, no forward-looking statement can be guaranteed and actual results may vary materially.

-Tables Follow-

WINLAND ELECTRONICS, INC.
CONDENSED BALANCE SHEETS
(In Thousands, Except Share Data)

ASSETS	March 31, 2008	December 31, 2007
	(Unaudited)
Current Assets
Cash	$626	$1,152
Accounts receivable, less allowance for doubtful accounts of $25	3,224	3,436
Refundable income taxes	522	389
Inventories	4,751	4,708
Prepaid expenses and other assets	382	253
Deferred income taxes	479	400
Total current assets	9,984	10,338

Property and equipment at cost	11,867	11,827
Less accumulated depreciation	(6,614)	(6,410)
Net property and equipment	5,253	5,417
Total assets	$15,237	$15,755

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Current maturities of long-term debt	$458	$512
Accounts payable	1,842	1,729
Accrued expenses:
Compensation	583	733
Allowance for rework and warranty costs	165	160
Other	231	219
Total current liabilities	3,279	3,353

Long Term Liabilities
Long-term debt, less current maturities	1,354	1,471
Deferred income taxes	282	282
Deferred revenue	137	138
Other long term tax liabilities	129	129
Total long-term liabilities	1,902	2,020

Stockholders' Equity
Common stock, par value $0.01 per share; authorized 20,000,000
shares; issued and outstanding 3,640,741 shares as of March 31, 2008 and December 31, 2007.	36	36
Additional paid-in capital	4,745	4,691
Retained earnings	5,275	5,655
Total stockholders' equity	10,056	10,382
Total liabilities and stockholders' equity	$15,237	$15,755

WINLAND ELECTRONICS, INC.
CONDENSED STATEMENTS OF OPERATIONS
(In Thousands, Except Share and Per Share Data)
(Unaudited)

	For the Three Months Ended March 31,
	2008	2007
Net sales	$7,033	$9,300
Cost of sales	6,422	8,428
Gross profit	611	872

Operating expenses:
General and administrative	617	630
Sales and marketing	340	251
Research and development	223	333
Total operating expenses	1,180	1,214

Operating loss	(569)	(342)

Interest Expense and Other:
Interest expense	(34)	(81)
Other income, net	12	13
Total other income (expense)	(22)	(68)

Loss before income taxes	(591)	(410)

Income tax benefit	211	143
Net loss	$(380)	$(267)

Loss per common share:
Basic	$(0.10)	$(0.07)
Diluted	$(0.10)	$(0.07)

Weighted-average number of common shares outstanding:
Basic and diluted	3,640,741	3,600,347